                                                               EXHIBIT (17)(i)
PROSPECTUS
THE COMPASS CAPITAL MONEY MARKET FUNDS

The Cash Reserve Fund
The U.S. Treasury Fund

JULY 1, 1995

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THE COMPASS CAPITAL GROUP (the Group) is a family of 16 mutual funds that offers you a convenient means of investing in one or more professionally managed portfolios of securities. Two of the Group's diversified Funds are described in this prospectus: the Cash Reserve Fund and the U.S. Treasury Fund (together, the Funds). These money market funds seek current income with liquidity and stability of principal while maintaining a stable net asset value of $1.00 per share. Shares of each Fund are available through SEI Financial Services Company and through broker-dealers that have established dealer agreements with SEI Financial Services Company.

Please read this prospectus carefully before investing, and keep it on file for future reference. It contains information that can help you decide if a Fund's investment goals match your own. A Statement of Additional Information (SAI) dated July 1, 1995 has been filed with the Securities and Exchange Commission and is available free upon request by calling 1-800-451-8371. The SAI is incorporated in its entirety into this prospectus by reference.

INVESTMENTS IN THE FUNDS ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT. THERE CAN BE NO ASSURANCE THAT A FUND WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE.

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LIKE ALL MUTUAL FUNDS, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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  MUTUAL FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR
  ENDORSED BY, ANY BANK, INCLUDING MIDLANTIC BANK, N.A. OR ANY OF ITS AFFILIATES OR CORRESPONDENTS. THE GROUP'S SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

HOW TO READ THIS PROSPECTUS This prospectus gives you information that you should know about the Funds before investing. Brief descriptions are also provided throughout the prospectus to better explain certain key points. To find these helpful guides, look for this symbol:-

TABLE OF CONTENTS

--------------------------------------------------------------------------------------------------

The Funds at a Glance ....................    2   The Adviser .............................     10
Shareholder Transaction Expenses .........    4   The Administrator ........................    11
Annual Operating Expenses ................    4   The Distributor ..........................    11
Financial Highlights .....................    5   Performance ..............................    11
Your Account and Doing Business with              Taxes ....................................    12
 the Group ...............................    6   Additional Information About Doing Business
Investment Objectives and Policies........    8    with the Group ...........................   13
General Investment Policies ..............    9   General Information .......................   14
Risk Factors and Special Considerations...   10   Description of Permitted Investments ......   16

TABLE OF CONTENTS

The following summary provides basic information about the Funds. This summary is qualified in its entirety by reference to the more detailed information provided elsewhere in this prospectus and in the SAI.

INVESTMENT OBJECTIVES AND POLICIES The Cash Reserve Fund and the U.S. Treasury Fund each seek to produce current income with liquidity and stability of principal. The Cash Reserve Fund invests in U.S. dollar-denominated, high-quality, short-term debt instruments and the U.S. Treasury Fund invests exclusively in U.S. dollar-denominated short-term obligations issued by the U.S. Treasury and repurchase agreements involving such instruments. See "Investment Objectives and Policies" on page 8, "General Investment Policies" on page 9, and "Description of Permitted Investments" on page 16.

UNDERSTANDING RISK While each Fund seeks to maintain a net asset value of $1.00 per share, there is no guarantee that a Fund will be able to maintain this $1.00 share price on a continuous basis. Additionally, international investing carries with it certain risks. There is no assurance that a Fund will achieve its investment objective. See "Investment Objectives and Policies" on page 8, "Risk Factors and Special Considerations" on page 10, and "Description of Permitted Investments" on page 16.

MANAGEMENT PROFILE Midlantic Bank, N.A. (Midlantic) serves as the investment adviser to each Fund. SEI Financial Management Corporation serves as the Group's administrator (the Administrator). See "The Adviser" on page 10, and "The Administrator" on page 11.

YOUR ACCOUNT AND DOING BUSINESS WITH THE GROUP You may open an account with just $2,500 ($500 if your account is opened in connection with an Individual Retirement Account) and make additional investments with as little as $100. Shares are offered at net asset value per share, which is expected to be maintained at a constant value of $1.00 per share. Redemptions of a Fund's shares are made at net asset value per share. See "Your Account and Doing Business with the Group" on page 6.

DIVIDENDS The net investment income and any net short-term capital gains of each Fund are declared daily and distributed monthly as dividends. Any net capital gain income is distributed at least annually. Distributions are paid in additional shares unless you elect to take the payment in cash. See "Dividends" on page 15.

INFORMATION  For more information about the Funds, call 1-800-451-8371.

                        SHAREHOLDER TRANSACTION EXPENSES

                                                                  CASH          U.S.
                                                                 RESERVE      TREASURY
                                                                  FUND          FUND
                                                                ---------    ----------
SHAREHOLDER TRANSACTION EXPENSES(1)
  None
ANNUAL OPERATING EXPENSES
  (as a percentage of average net assets)
  Advisory Fees..........................................         .35%          .35%
  Other Expenses.........................................         .24%          .24%
  Total Fund Operating Expenses..........................         .59%          .59%

Example: You would pay the following expenses on a $1,000 investment in each of the Funds, assuming (1) 5% annual return and (2) redemption at the end of each time period:

                                                       CASH          U.S.
                                                      RESERVE      TREASURY
                                                       FUND          FUND
                                                     --------      --------
1 Year............................................   $       6     $       6
3 Years...........................................   $      19     $      19
5 Years...........................................   $      33     $      33
10 Years..........................................   $      74     $      74

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the expense table and example is to help you understand the various costs and expenses that an investor in each Fund will bear directly or indirectly. Additional information may be found under "The Adviser" on page 10, "The Administrator" on page 11, and "The Distributor" on page 11.

-----------------
(1) Midlantic may charge account fees for automatic investment and other investment or trust services provided to customer accounts that invest in the Funds. There is a $7 charge for wiring redemption proceeds. See "Your Account and Doing Business with the Group" on page 6.

                             FINANCIAL HIGHLIGHTS

The table below sets forth certain financial information with respect to the per share data and ratios for the Funds. This information has been derived from financial statements audited by Coopers & Lybrand L.L.P., independent public accountants for the Group. Additional performance information is set forth in the 1995 Annual Report to Shareholders and is available free upon request by calling 1-800-451-8371.

For the period ended February 28, 1995

For a Share Outstanding Throughout each Period

                                                                                        NET
                     NET ASSET                DISTRIBUTIONS                           ASSETS     RATIO OF     RATIO OF
                       VALUE         NET        FROM NET    NET ASSET                 END OF    EXPENSES TO  NET INCOME
                     BEGINNING   INVESTMENT    INVESTMENT   VALUE END      TOTAL      PERIOD    AVERAGE NET  TO AVERAGE
                     OF PERIOD     INCOME        INCOME     OF PERIOD     RETURN       (000)      ASSETS     NET ASSETS
                     ---------   ----------    -----------  ---------    ---------    -------    ----------  ----------
------------------
CASH RESERVE FUND
------------------
 1995                $    1.00    $    0.04    $   (0.04)   $    1.00        4.28%   $ 435,323        0.59%       4.18%
 1994                     1.00         0.03        (0.03)        1.00        2.80      428,649        0.59        2.76
 1993                     1.00         0.03        (0.03)        1.00        3.30      456,652        0.59        3.24
 1992                     1.00         0.05        (0.05)        1.00        5.42      435,591        0.59        5.25
 1991                     1.00         0.08        (0.08)        1.00        7.84      408,815        0.58        7.57
 1990                     1.00         0.09        (0.09)        1.00        8.93      365,174        0.58        8.58
 1989(1)                  1.00         0.08        (0.08)        1.00        7.16*     381,082        0.47        7.49
------------------
U.S. TREASURY FUND
------------------
 1995                $    1.00    $    0.04    $   (0.04)   $    1.00        4.06%   $ 365,516        0.59%       3.94%
 1994                     1.00         0.03        (0.03)        1.00        2.63      377,276        0.59        2.60
 1993                     1.00         0.03        (0.03)        1.00        3.00      346,388        0.62        3.10
 1992                     1.00         0.05        (0.05)        1.00        5.21      958,671        0.56        4.95
 1991                     1.00         0.07        (0.07)        1.00        7.50      434,436        0.56        7.25
 1990                     1.00         0.08        (0.08)        1.00        8.56      215,195        0.59        8.24
 1989(2)                  1.00         0.07        (0.07)        1.00        6.75*     129,971        0.50*       7.14*

                      RATIO OF     RATIO OF
                     EXPENSES TO  NET INCOME
                     AVERAGE NET  TO AVERAGE
                       ASSETS     NET ASSETS
                     (EXCLUDING   (EXCLUDING
                      WAIVERS)     WAIVERS)
                     -----------  -----------
------------------
CASH RESERVE FUND
------------------
 1995                 0.59%        4.18%
 1994                 0.59         2.76
 1993                 0.59         3.24
 1992                 0.59         5.25
 1991                 0.59         7.56
 1990                 0.60         8.56
 1989(1)              0.56         7.40
------------------
U.S. TREASURY FUND
------------------
 1995                 0.59%        3.94%
 1994                 0.59         2.60
 1993                 0.62         3.10
 1992                 0.56         4.95
 1991                 0.57         7.24
 1990                 0.61         8.22
 1989(2)              0.56*        7.08*

---------------
  *  Annualized.
(1)  Commenced operations on March 1, 1988.
(2)  Commenced operations on March 24, 1988.

YOUR ACCOUNT AND DOING BUSINESS WITH THE GROUP

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Shares of the Funds are sold on a continuous basis and may be purchased directly from the Group's Distributor, SEI Financial Services Company (the Distributor). Shares may also be purchased through broker-dealers that have established a dealer agreement with SEI Financial Services Company. For more information, see "Additional Information About Doing Business with the Group" on page 13.

HOW TO BUY SHARES

OPENING AN ACCOUNT Application forms can be obtained by calling the Group's Transfer Agent, State Street Bank & Trust Company (the Transfer Agent), at 1-800-451-8371.

BY CHECK You may buy shares of any of the Funds by completing and signing an account application and mailing it, along with a check (or other negotiable bank instrument or money order) payable to "The Compass Capital (Fund Name)" to the Transfer Agent, State Street Bank & Trust Company, at P.O. Box 8519, Boston, MA 02266-8519. You may purchase additional shares at any time by mailing payment to the Transfer Agent. If your check does not clear, your purchase will be canceled and you could be liable for any losses or fees incurred.

BY TELEPHONE If your account application has been previously received, you may buy shares by telephone by calling the Transfer Agent at 1-800-451-8371.

BY FED WIRE If you have an account with a commercial bank that is a member of the Federal Reserve System and your account application has been previously received, you may purchase shares by requesting your bank to transmit funds by wire to: State Street Bank & Trust Co., ABA# 011000028, Attention: Compass Funds for Account Number 99050569. Your name and the Compass Funds account number must be specified in the wire. To buy shares by wire, call the Transfer Agent at 1-800-451-8371.

BY ACH You may buy shares of the Funds via Automated Clearing House (ACH). If you plan to purchase shares via ACH, you should attach a voided check to your account application.

AUTOMATIC INVESTMENT PLAN One easy way to pursue your financial goals is to invest money regularly. You may arrange for periodic additional investment in the Funds through automatic deductions from your checking or savings accounts. You may purchase shares on a fixed monthly schedule (on the first or sixteenth of each month) with amounts as low as $100, or as high as $100,000. The minimum initial purchase amounts and minimum maintained balance requirements may be waived for purchases under the Automatic Investment Plan.

HOW TO BUY, SELL, AND EXCHANGE SHARES THROUGH INTERMEDIARIES

- WHAT IS AN INTERMEDIARY? Any broker-dealer or other financial institution which has entered into an arrangement with the Distributor to sell shares of the Funds to its customers.

To allow for processing and transmittal of orders to the Transfer Agent on the same day, Intermediaries may impose earlier cut-off times for receipt of purchase orders. Certain Intermediaries may charge customer account fees. Information concerning shareholder services and any charges will be provided to the customer by the Intermediary. Certain of these Intermediaries may be required to register as broker/dealers under state law.

EXCHANGING SHARES

- HOW DOES AN EXCHANGE TAKE PLACE? When making an exchange, you authorize the sale of your shares of one Fund in order to purchase the shares of another Fund. In other words, you are executing a sell order and then a buy order. An exchange is a taxable event which could result in a taxable gain or loss.

WHEN CAN YOU EXCHANGE SHARES? Once your account has been established, you may exchange some or all of your shares for shares of any other Fund within the Group at net asset value plus a sales charge, if applicable. The exchange privilege may only be exercised in states where the exchange may legally be made. The Group reserves the right to change the terms and conditions of the exchange privilege or to terminate the exchange privilege, upon 60 days notice.

WHEN DO SALES CHARGES APPLY TO AN EXCHANGE? You will not have to pay a sales charge to exchange your shares for shares of another money market Fund. However, effective September 1, 1995, you will pay a sales charge to exchange money market shares for shares of Funds that impose a sales charge. You must meet the minimum account size requirements established by each Fund.

REQUESTING AN EXCHANGE OF SHARES Prior to exchanging shares, you must have received a current prospectus of the Fund into which you wish to move your investment. To request a prospectus for any of the Group's Funds, call 1-800-451-8371.

To request an exchange, you may contact the Transfer Agent by telephone at 1-800-451-8371 or provide written instructions to the Transfer Agent at P.O. Box 8519, Boston, MA 02266-8519. If an exchange request in good order is received by the Transfer Agent by 12:00 noon Eastern Time on any Business Day, the exchange will occur on that day. If your shares are held "of record" by Midlantic or another Intermediary, you should contact Midlantic or the Intermediary, who will effect the exchange on your behalf.

-  BUY, EXCHANGE, AND REDEMPTION REQUESTS ARE IN "GOOD ORDER" WHEN:
       -- The account number and portfolio name are shown
       -- The amount of the transaction is specified in dollars or shares -- Signatures of all owners appear exactly as they are registered on the account
       -- Any required signature guarantees (if applicable) are included
       -- Other supporting legal documents (as necessary) are present

HOW TO REDEEM SHARES

You can arrange to take money out of your Fund account at any time by redeeming some or all of your shares. Shares may be redeemed by mail, by telephone, by check, or by the Automatic Cash Withdrawal Plan. If your shares are held "of record" by Midlantic or another Intermediary, you should contact Midlantic or the Intermediary for information on how to redeem shares. Under most circumstances, payments will be transmitted on the next Business Day following receipt of a valid request for redemption.

- WHAT IS A SIGNATURE GUARANTEE? A signature guarantee verifies the authenticity of your signature and may be obtained from any of the following: banks, brokers, dealers, certain credit unions, securities exchanges or associations, clearing agencies, or savings associations. A NOTARY PUBLIC CANNOT PROVIDE A SIGNATURE GUARANTEE.

BY MAIL To redeem your shares by mail, a written request for redemption in good order must be received by the Transfer Agent, P.O. Box 8519, Boston, MA 02266-8519. All shareholders of record must sign the redemption request. The Transfer Agent may require that the signature on the written request be guaranteed. The signature guarantee requirement will be waived if all of the following conditions apply: (1) the redemption is of $5,000 worth of shares or less, (2) the redemption check is payable to the shareholder(s) of record, and
(3) the redemption check is mailed to the shareholder(s) at the address of record. You may also have the proceeds deposited directly in a checking or savings account previously designated on the account application. There is no charge for having redemption proceeds deposited directly to a designated bank account.

BY TELEPHONE You may redeem your shares by telephone if you elected that option on your account application. Telephone redemption requests may be made by calling the Transfer Agent at 1-800-451-8371. You may have the proceeds mailed to your address, or deposited directly in a checking or savings account previously designated on your account application. There is a $7 charge for wiring redemption proceeds. You may not close your account by telephone.

CHECK WRITING SERVICE You may redeem your shares by writing checks on your Fund account for $250 or more. Once you have signed and returned a signature card, you will receive a supply of checks. These checks may be made payable to any person, and your account will continue to earn dividends until the check clears. These checks are free, but your account will be charged a fee for stopping payment of a check upon your request or if a check cannot be honored because of insufficient funds or for other valid reasons. Because of the difficulty of determining in advance the exact value of a Fund account, you may not use a check to close your account.

AUTOMATIC CASH WITHDRAWAL PLAN You may establish an automatic cash withdrawal plan for an account with at least a $10,000 minimum balance. Redemptions can be automatically processed from accounts at regular intervals and the proceeds sent to you, to a person named by you, or to your checking account. The minimum redemption amount under the Automatic Cash Withdrawal Plan is $50. Automatic Cash Withdrawal Plan application forms can be obtained by calling the Transfer Agent at 1-800-451-8371.

INVESTMENT OBJECTIVES AND POLICIES

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-  WHAT ARE INVESTMENT OBJECTIVES AND POLICIES? A Fund's investment objective is a statement of what it seeks to achieve. It is important to make sure that the investment objective matches your own financial needs and circumstances. The investment policies section spells out the types of securities in which each Fund invests.

The investment objective of each Fund is to produce current income with liquidity and stability of principal. A Fund's investment objective may not be changed without a vote of the holders of a majority of the outstanding shares of that Fund. There is no assurance that a Fund will achieve its investment objective.

Each Fund may invest only in obligations which are determined by Midlantic to present minimal credit risks under guidelines adopted by the Group's Trustees.

THE CASH RESERVE FUND invests in U.S. dollar-denominated, high-quality, short-term debt instruments. Investments are limited to obligations that, at the time of purchase, (i) possess the highest short-term rating from at least two nationally recognized statistical rating organizations (an NRSRO) such as Standard & Poor's Corporation (S&P) or Moody's Investors Service, Inc. (Moody's), or (ii) do not possess a rating (i.e., are unrated) but are determined by Midlantic to be of comparable quality to rated instruments eligible for purchase by the Fund under the guidelines adopted by the Trustees. For a description of the ratings categories used by Moody's and S&P, see the Appendix to the SAI.

The Cash Reserve Fund may invest in the following short-term debt instruments:
U.S. Government Obligations, which include U.S. Treasury bills and notes, obligations of certain agencies and instrumentalities of the U.S. Government, such as those of the Federal National Mortgage Association, the Student Loan Marketing Association, the Federal Farm Credit Bank and the Federal Home Loan Mortgage Corporation, commercial paper (including variable amount master demand notes) issued by U.S. or foreign corporations, bankers' acceptances issued by domestic and foreign banks, certificates of deposit and time deposits of domestic and foreign banks and savings and loan associations, asset-backed securities, guaranteed investment contracts (GICs) issued by insurance companies, and municipal securities the interest on which is not exempt from federal income tax. Credit support for asset-backed securities may be based on the underlying assets and/or provided through credit enhancements by a third party. There is no limit to the extent to which the Cash Reserve Fund may invest in asset-backed securities.

See the SAI for further information concerning applicable rating and other requirements governing the Cash Reserve Fund's investments.

THE U.S. TREASURY FUND invests exclusively in short-term U.S. dollar-denominated obligations issued by the U.S. Treasury, some of which may be subject to repurchase agreements.

GENERAL INVESTMENT POLICIES

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Each Fund may enter into repurchase agreements including tri-party repurchase agreements under which a designated custodian is authorized to hold securities belonging to a Fund and to receive and transfer cash and other assets belonging to that Fund.

Each Fund may hold a portion of its assets in cash. Under normal market conditions, such holdings will not exceed 1% of a Fund's net assets. To the extent that a Fund's assets are so invested, they will not be invested so as to meet such Fund's investment objective.

All securities or instruments in which each Fund invests must have remaining maturities of thirteen months or less, although securities subject to repurchase agreements and certain adjustable interest rate instruments may bear longer maturities. The average dollar-weighted maturity of the securities in each Fund will not exceed 90 days.

In order to generate additional income, each of the Funds may lend its portfolio securities to broker-dealers, banks, or institutional borrowers of securities.

For additional information regarding a Fund's permitted investments, see "Description of Permitted Investments" on page 16.

RISK FACTORS AND SPECIAL CONSIDERATIONS

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FIXED INCOME INVESTMENTS

The market value of fixed income investments will change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Conversely, during periods of rising interest rates, the values of such securities generally decline. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. Changes by recognized agencies in the rating of any fixed income security and in the ability of an issuer to make payments of interest and principal will also affect the value of these investments. Changes in the value of portfolio securities will not affect cash income derived from these securities but will affect a Fund's net asset value.

THE ADVISER

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-  INVESTMENT ADVISER. A Fund's adviser manages the investment activities and is responsible for the performance of the Fund. The adviser conducts investment research, executes investment strategies based on an assessment of economic and market conditions, and determines which securities to buy, hold, or sell.

Midlantic is the investment adviser of each Fund and has served as the investment adviser to the Group since inception. Midlantic is the lead bank of Midlantic Corporation, one of the 50 largest bank holding companies in the United States, with $13 billion in assets as of December 31, 1994 and 324 banking offices located throughout New Jersey and Southeastern Pennsylvania. Midlantic is the oldest bank in New Jersey, having received its charter in 1804.

Fiduciary assets have been managed by Midlantic since 1927 and, as of December 31, 1994, Midlantic, together with its affiliate banks, was responsible for the investment of $5 billion in personal trust, pension fund, investment advisory, and cash management accounts. These accounts include tax-free as well as taxable securities. Midlantic is experienced in the investment of equity, fixed income, and money market instruments, and has been the investment manager for pooled funds and investment portfolios similar to those of the Group for many years.

For the services provided and expenses incurred pursuant to its investment advisory agreement with the Group, Midlantic receives a fee from each Fund, computed daily and paid monthly at the annual rate of .35% of each Fund's average daily net assets. Midlantic may from time to time waive all or a portion of its fee in order to limit the operating expenses of a Fund. Any such waiver is voluntary and may be terminated at any time in its sole discretion. During the Group's fiscal year ended February 28, 1995, Midlantic received investment advisory fees aggregating .35% and .35%, respectively, of the Cash Reserve and U.S. Treasury Funds' average daily net assets.

Midlantic believes that it possesses the legal authority to perform the investment advisory services for the Funds contemplated by its investment advisory agreement and by this prospectus without violating applicable banking laws or regulations. See "Management of the Group -- Glass-Steagall Act" in the SAI.

THE ADMINISTRATOR

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SEI Financial Management Corporation is the administrator for each Fund of the
Group. The Administrator generally assists in all aspects of each Fund's administration and operation.

For expenses incurred and services provided as the Administrator pursuant to its administration agreement with the Group, SEI Financial Management Corporation receives a fee from each Fund, computed daily and paid periodically, at an annual rate of .18% of such Fund's average daily net assets. The Administrator may from time to time waive all or a portion of its fee in order to limit the operating expenses of a Fund. Any such waiver is voluntary and may be terminated at any time in the Administrator's sole discretion.

THE DISTRIBUTOR

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Shares of the Group's Funds are sold on a continuous basis by SEI Financial
Services Company.

PERFORMANCE

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Each Fund may advertise its yield. Yield refers to the income generated by an investment in a Fund over a seven-day period, expressed as an annual percentage rate. These figures will be based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future yields. Fees imposed upon customer accounts by Midlantic or Essex National Securities, Inc. for investment management services are not reflected in a Fund's yield calculation.

A Fund may periodically compare its performance to the performance of: other mutual funds tracked by mutual fund rating services (such as Lipper Analytical) or by financial and business publications and periodicals; broad groups of comparable mutual funds; unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs; or other investment alternatives. A Fund may quote Morningstar, Inc., a service that ranks mutual funds on the basis of risk-adjusted performance. A Fund may use long-term performance of the capital markets to demonstrate general long-term risk versus reward scenarios and may include the value of a hypothetical investment in any of the capital markets. A Fund may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy, and investment techniques.

A Fund may quote various measures of volatility and benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.

TAXES

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As with any investment, you should consider how your investment in a Fund will be taxed.

The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial, or administrative action. No attempt has been made to present a detailed explanation of the federal, state, or local income tax treatment of the Funds or their shareholders. Accordingly, you are urged to consult your tax adviser regarding specific questions as to federal, state, and local income taxes. State and local tax consequences of an investment in a Fund may differ from the federal income tax consequences described below. Additional information concerning taxes is set forth in the SAI.

- TAXES You must pay taxes on your Fund's earnings, whether you take your payments in cash or additional shares.

TAX STATUS OF THE FUNDS

Each Fund is treated as a separate entity for federal income tax purposes and is not combined with the Group's other portfolios. Each Fund intends to continue to qualify for the special tax treatment afforded regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, so as to be relieved of federal income tax on net investment company taxable income and net capital gains (the excess of net long-term capital gain over net short-term capital losses) distributed to shareholders.

- DISTRIBUTIONS The Funds distribute income dividends and capital gains. Income dividends represent the earnings from a Fund's investments; capital gains distributions occur when investments are sold for more than the original purchase price.

TAX STATUS OF DISTRIBUTIONS

Each Fund will distribute substantially all of its net investment income (including net short-term capital gains) and net capital gain to shareholders. Distributions of net capital gains are taxable to shareholders as long-term capital gains, regardless of the length of time you have owned shares in the Fund. Each Fund will make annual reports to shareholders of the federal income tax status of all distributions. Each Fund intends to make sufficient distributions prior to the end of each calendar year to avoid liability for federal excise tax. Dividends declared by a Fund in October, November, or December of any year and payable to shareholders of record on a date in such a month will be deemed to have been paid by the Fund and received by the shareholders on December 31 of that year if paid by a Fund at any time during the following January.

Dividends received by an investor that are derived from a Fund's investments in certain U.S. Government obligations may not be entitled to the exemptions from state and local income taxes that would be available if the investor had purchased U.S. Government obligations directly. You will be notified annually of the percentage of dividends paid by the Fund that were derived from the Fund's investments in U.S. Government obligations. Since substantially all of the net investment income of the Funds is expected to be derived from earned interest, it is anticipated that no part of either Fund's distributions will be eligible for the intercorporate dividends-received deduction.

Sale, exchange, or redemption of a Fund's shares is a taxable transaction to the shareholder.

ADDITIONAL INFORMATION ABOUT DOING BUSINESS WITH THE GROUP

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BUSINESS DAYS

You may buy, sell, or exchange shares on days on which the New York Stock Exchange is open for business (a Business Day). However, shares cannot be purchased or redeemed by Federal Reserve wire on Federal holidays restricting wire transfers.

All purchase, exchange, and redemption requests received in "good order" will be effective as of the Business Day as long as the Transfer Agent receives the order (and payment, if a purchase request) before 12:00 noon Eastern Time. If an exchange request is received by the Transfer Agent after 12:00 noon Eastern Time, the exchange request will not be effective until the next Business Day.

An order to purchase shares will be deemed to have been received by SEI Financial Services Company only when federal funds with respect thereto are available to the Custodian for investment. Federal funds are monies credited to a bank's account with a Federal Reserve Bank.

MINIMUM INVESTMENTS

The minimum initial investment in a Fund is $2,500 ($500 for purchases made in connection with Individual Retirement Accounts (IRAs)). All subsequent purchases must be at least $100. The minimum investment may be waived if the purchases are made in connection with IRAs, Keoghs, gifts to minors, payroll deduction programs, or similar plans or upon due notice from the Distributor. Each Fund reserves the right to reject a purchase order in whole or in part.

MAINTAINING A MINIMUM ACCOUNT BALANCE

Due to the relatively high costs of handling small investments, each Fund reserves the right to redeem your shares at net asset value if, because of redemptions, your account in a Fund has a value of less than the minimum initial purchase amount (normally $2,500; $500 for purchases made in connection with IRAs). Accordingly, if you purchase shares of a Fund in only the minimum investment amount, you may be subject to involuntary redemption if you redeem any shares. Before a Fund exercises its right to redeem your shares, you will be given notice that the value of the shares in your account is less than the minimum amount and you will be allowed 60 days to make an additional investment in the Fund in an amount which will increase the value of the account to at least the minimum amount. Shares will not be redeemed involuntarily as a result of a decline in account value due to a decline in net asset value alone.

At various times, a Fund may be requested to redeem shares for which it has not yet received good payment. In such circumstances, the forwarding of proceeds may be delayed for 15 or more days until payment has been collected for the purchase of the shares, however, the shares will continue to accrue dividends until payment has been collected and the redemption order has been processed. The Funds intend to pay cash for all shares redeemed, but under abnormal conditions that make payment in cash unwise, payment may be made wholly or partly in portfolio securities with a market value equal to the redemption price. In such cases, you may incur brokerage costs in converting such securities to cash.

NET ASSET VALUE

An order to buy shares will be executed at a per share price equal to the net asset value next determined after the receipt of the purchase order by the Transfer Agent (the offering price). Net asset value per share is determined as of 12:00 noon and 4:00 p.m. Eastern Time on each Business Day. Payment to shareholders for shares redeemed will be made within 7 days after receipt by the Transfer Agent of the redemption order. However, to the greatest extent possible, requests from shareholders for next day payments upon redemption of shares will be honored if received by the Transfer Agent before 4:00 p.m. Eastern Time on a Business Day.

HOW THE NET ASSET VALUE IS DETERMINED

The net asset value per share of each Fund is calculated by adding up the value of the Fund's investments, cash, and other assets, subtracting its liabilities, and then dividing the result by the number of outstanding shares of the Fund. Portfolio securities are valued based upon the amortized cost method, which the Group's Trustees believe accurately reflects fair value.

TELEPHONE INSTRUCTIONS

Redemption orders may be placed by telephone. Neither the Group nor the Transfer Agent will be responsible for any loss, liability, cost, or expense for acting upon telephone instructions that it reasonably believes to be genuine. The Group and the Transfer Agent will each employ reasonable procedures to confirm that instructions communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions. If market conditions are extraordinarily active, or other extraordinary circumstances exist, and you experience difficulties placing redemption orders by telephone, you may wish to consider placing your order by other means.

GENERAL INFORMATION

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THE GROUP

The Compass Capital Group of Funds was organized as a Massachusetts business trust under a Declaration of Trust dated October 1, 1987. Additional information pertaining to the Group may be obtained by writing to SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087-1658 or by calling 1-800-451-8371.

The Group pays its expenses, including fees of its service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation material and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes, and organization expenses. See "Financial Highlights" on page 5 for more information regarding the Group's expenses.

TRUSTEES OF THE GROUP

The management and affairs of the Group are supervised by the Trustees under the laws of the Commonwealth of Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Group.

VOTING RIGHTS

Each share held entitles the shareholder of record to one vote, and a fractional share entitles the shareholder to a proportionate fractional vote. Shareholders will vote in the aggregate and not by Fund except as otherwise expressly required by law. Each Fund will vote separately on matters relating solely to that Fund. As a Massachusetts business trust, the Group is not required to hold annual meetings of shareholders, but shareholders have the right to call a meeting to elect or remove one or more of the Trustees of the Group or to be assisted by the Trustees in communicating with other shareholders of the Group.

CONTROLLING PERSONS

The Group believes that as of April 7, 1995 Midlantic (499 Thornall Street, Edison, NJ 08818) owned of record substantially all of the shares of the Cash Reserve Fund and the U.S. Treasury Fund and that, as of the same date, Midlantic possessed, on behalf of its underlying accounts, voting or investment power with respect to 2.2% and 0% of the shares of the Cash Reserve Fund and the U.S. Treasury Fund, respectively.

REPORTING

The Group issues unaudited financial information semiannually and audited financial statements annually. The Group furnishes proxy statements and other reports to shareholders of record.

SHAREHOLDER INQUIRIES

Shareholder inquiries should be directed to the Transfer Agent, State Street Bank & Trust Company, P.O. Box 8519, Boston, MA 02266-8519 or may be made by calling 1-800-451-8371.

DIVIDENDS

Net investment income and net short-term capital gains, if any, of each Fund are declared as a dividend daily to shareholders of record as of the close of business on such day and paid monthly on or about the last Business Day of each month. Net capital gain income (the excess of net long-term capital gains over net short-term capital losses) of each Fund, if any, is distributed at least annually. Dividends will be paid or applied toward the purchase of additional shares monthly, generally on the last Business Day of the month. You will automatically receive all dividends in additional full and fractional shares at net asset value as of the date of payment, unless you elect to receive dividends in cash. Such election, or any revocation thereof, must be made in writing to the Transfer Agent and will become effective with respect to dividends having record dates after its receipt by the Transfer Agent. Dividends paid in additional shares receive the same tax treatment as dividends and distributions paid in cash. Dividends are paid in cash not later than 7 Business Days after a complete redemption of shares in a Fund.

COUNSEL AND INDEPENDENT ACCOUNTANTS

Morgan, Lewis & Bockius serves as counsel to the Group. Coopers & Lybrand L.L.P. serves as the independent accountants of the Group.

CUSTODIAN AND TRANSFER AGENT

Citibank, N.A., 111 Wall Street, New York, NY 10005 (the Custodian), serves as custodian of the Group's assets. The Custodian holds cash, securities, and other assets of the Group as required by the 1940 Act. State Street Bank & Trust Company, P.O. Box 8519, Boston, MA 02266-8519, serves as transfer agent for each Fund.

DESCRIPTION OF PERMITTED INVESTMENTS

-------------------------------------------------------------------------------

The following is a description of the permitted investments and investment practices for the Funds.

ASSET-BACKED SECURITIES -- Asset-backed securities are securities secured by non-mortgage assets such as company receivables, truck and auto loans, leases, and credit card receivables. Such securities are generally issued as pass-through certificates, which represent undivided fractional ownership interests in the underlying pools of assets. Such securities also may be debt instruments, which are also known as collateralized obligations and are generally issued as the debt of a special purpose entity, such as a trust, organized solely for the purpose of owning such assets and issuing such debt.

Asset-backed securities are not issued or guaranteed by the U.S. Government or its agencies or instrumentalities; however, the payment of principal and interest on such obligations may be guaranteed up to certain amounts and for a certain period by a letter of credit issued by a financial institution (such as a bank or insurance company) unaffiliated with the issuers of such securities. The purchase of asset-backed securities raises risk considerations peculiar to the financing of the instruments underlying such securities. For example, there is a risk that another party could acquire an interest in the obligations superior to that of the holders of the asset-backed securities. There also is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on those securities. Asset-backed securities entail prepayment risk, which may vary depending on the type of asset, but is generally less than the prepayment risk associated with mortgage-backed securities. In addition, credit card receivables are unsecured obligations of the card holder.

The market for asset-backed securities is at a relatively early stage of development. Accordingly, there may be a limited secondary market for such securities.

BANKERS' ACCEPTANCES -- Bankers' acceptances are bills of exchange or time drafts drawn on and accepted by a commercial bank. Bankers' acceptances are used by corporations to finance the shipment and storage of goods. Maturities are generally six months or less.

CERTIFICATES OF DEPOSIT -- Certificates of deposit are interest bearing instruments with a specific maturity. They are issued by banks and savings and loan institutions in exchange for the deposit of funds and normally can be traded in the secondary market prior to maturity. Certificates of deposit with penalties for early withdrawal will be considered illiquid.

COMMERCIAL PAPER -- Commercial paper is a term used to describe unsecured short-term promissory notes issued by banks, municipalities, corporations, and other entities. Maturities on these issues vary from a few to 270 days.

FIXED INCOME SECURITIES -- Fixed income securities are debt obligations issued by corporations, municipalities, and other borrowers.

FOREIGN INVESTMENTS -- Generally, investments in securities of foreign companies involve greater risks than are present in U.S. investments. In making investment decisions for the Funds, risks such as possible political and financial instability abroad, as well as the illiquidity and volatility of foreign investments, are considered. Canadian securities are not considered to have the same risks as other nations' securities because Canadian and U.S. companies are generally subject to similar auditing and accounting procedures and similar governmental supervision and regulation. Also, Canadian securities are normally more liquid than other non-U.S. securities.

Compared to U.S. and Canadian companies, there is generally less publicly available information about foreign companies and there may be less governmental regulation and supervision of foreign stock exchanges, brokers, and listed companies. Foreign companies generally are not subject to uniform accounting, auditing, and financial reporting standards, practices, and requirements comparable to those applicable to U.S. companies. Securities of some foreign companies are less liquid, and their prices more volatile, than securities of comparable U.S. companies. Settlement of transactions in some foreign markets may be delayed or may be less frequent than in the U.S., which could affect the liquidity of a Fund's investment. In addition, with respect to some foreign countries, there is the possibility of nationalization, expropriation, or confiscatory taxation; limitations on the removal of securities, property, or other assets of a Fund; political or social instability; increased difficulty in obtaining legal judgments; or diplomatic developments which could affect U.S. investments in those countries.

GUARANTEED INVESTMENT CONTRACTS (GICS) -- GICs are contracts issued by U.S. insurance companies. Pursuant to such contracts, the Fund makes cash contributions to a deposit fund of the insurance company's general account. The insurance company then credits to the Fund on a monthly basis guaranteed interest at either a fixed, variable, or floating rate. A GIC provides that this guaranteed interest will not be less than a certain minimum rate. A GIC is a general obligation of the issuing insurance company and not a separate account. The purchase price paid for a GIC becomes part of the general assets of the issuer, and the contract is paid at maturity from the general assets of the issuer.

Generally, GICs are not assignable or transferable without the permission of the issuing insurance company. For this reason, an active secondary market in GICs does not currently exist, and GICs are considered to be illiquid investments.

MUNICIPAL SECURITIES -- Municipal securities consist of (i) debt obligations issued by or on behalf of public authorities to obtain funds to be used for various public facilities, for refunding outstanding obligations, for general operating expenses, and for lending such funds to other public institutions and facilities, and (ii) certain private activity and industrial development bonds issued by or on behalf of public authorities to obtain funds to provide for the construction, equipment, repair, or improvement of privately operated facilities.

General obligation bonds are backed by the taxing power of the issuing municipality. Revenue bonds are backed by the revenues of a project or facility (tolls from a bridge, for example). Certificates of participation represent an interest in an underlying obligation or commitment, such as an obligation issued in connection with a leasing arrangement. The payment of principal and interest on private activity and industrial development bonds generally is dependent solely on the ability of a facility's user to meet its financial obligations and the pledge, if any, of real and personal property as security for such payment.

Municipal securities include both municipal notes and municipal bonds. Municipal notes include general obligation notes, tax anticipation notes, revenue anticipation notes, bond anticipation notes, certificates of indebtedness, demand notes, and construction loan notes, as well as participation interests in municipal notes. Municipal bonds include general obligation bonds, revenue or special obligation bonds, and private activity and industrial development bonds, as well as participation interests in municipal bonds.

Taxable Municipal Securities: Taxable municipal securities are municipal securities the interest on which is not exempt from federal income tax. Taxable municipal securities include "private activity bonds" that are issued by or on behalf of states or political subdivisions thereof to finance privately-owned or operated facilities for business and manufacturing, housing, sports, and pollution control and to finance activities of and facilities for charitable institutions. Private activity bonds are also used to finance public facilities such as airports, mass transit systems, ports, parking, and low income housing. The payment of the principal and interest on private activity bonds is not backed by a pledge of tax revenues and is dependent solely on the ability of the facility's user to meet its financial obligations, and may be secured by a pledge of real and personal property so financed. Interest on these bonds may not be exempt from federal income tax.

REPURCHASE AGREEMENTS -- Repurchase agreements are agreements by which a Fund obtains a security and simultaneously commits to return the security to the seller at an agreed upon price on an agreed upon date within a number of days from the date of purchase. The custodian will hold the security as collateral for the repurchase agreement. A Fund bears a risk of loss in the event the other party defaults on its obligations and the Fund is delayed or prevented from exercising its right to dispose of the collateral or if the Fund realizes a loss on the sale of the collateral. Repurchase agreements are considered loans under the Investment Company Act of 1940.

RESTRAINTS ON INVESTMENTS BY MONEY MARKET FUNDS -- Investments by a money market fund are subject to limitations imposed under regulations adopted by the Securities and Exchange Commission. Under these regulations, money market funds may only acquire obligations that present minimal credit risk and that are "eligible securities," which means they are (i) rated, at the time of investment, by at least two nationally recognized security rating organizations (one if it is the only organization rating such obligation) in the highest rating category or, if unrated, determined to be of comparable quality (a first tier security), or (ii) rated according to the foregoing criteria in the second highest rating category or, if unrated, determined to be of comparable quality (a second tier security). A security is not considered to be unrated if its issuer has outstanding obligations of comparable priority and security that have a short-term rating. In the case of taxable money market funds, investments in second tier securities are subject to further constraints in that (i) no more than 5% of a Fund's assets may be invested in second tier securities and (ii) any investment in securities of any one such issuer is limited to the greater of 1% of the Fund's total assets or $1 million. A taxable money market fund may also hold more than 5% of its assets in first tier securities of a single issuer for three "business days" (that is, any day other than a Saturday, Sunday, or customary business holiday).

SECURITIES LENDING -- In order to generate additional income, a Fund may lend securities which it owns pursuant to agreements requiring that the loan be continuously secured by collateral consisting of cash or securities of the U.S. Government or its agencies equal to at least 100% of the market value of the securities lent.

A Fund continues to receive interest on the securities lent while simultaneously earning interest on the investment of cash collateral. Collateral is marked to market daily. There may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially or become insolvent.

TIME DEPOSITS -- Time deposits are non-negotiable receipts issued by a bank in exchange for the deposit of funds. Like a certificate of deposit, it earns a specified rate of interest over a definite period of time; however, it cannot be traded in the secondary market. Time deposits are considered to be illiquid securities.

U.S. GOVERNMENT AGENCIES -- Obligations issued or guaranteed by agencies of the U.S. Government, including, among others, the Federal Farm Credit Bank, the Federal Housing Administration, and the Small Business Administration, and obligations issued or guaranteed by instrumentalities of the U.S. Government, including, among others, the Federal Home Loan Mortgage Corporation, the Federal Land Banks, and the U.S. Postal Service. Some of these securities are supported by the full faith and credit of the U.S. Treasury (e.g., Government National Mortgage Association), others are supported by the right of the issuer to borrow from the Treasury (e.g., Federal Farm Credit Bank), while still others are supported only by the credit of the instrumentality (e.g., Federal National Mortgage Association). Guarantees of principal by agencies or instrumentalities of the U.S. Government may be a guarantee of payment at the maturity of the obligation so that in the event of a default prior to maturity there might not be a market and thus no means of realizing on the obligation prior to maturity. Guarantees as to the timely payment of principal and interest do not extend to the value or yield of these securities nor to the value of the Fund's shares.

U.S. TREASURY OBLIGATIONS -- U.S. Treasury obligations consist of bills, notes, and bonds issued by the U.S. Treasury and separately traded interest and principal component parts of such obligations that are transferable through the Federal book-entry system known as Separately Traded Registered Interest and Principal Securities (STRIPS).

Additional information on other permitted investments can be found in the SAI.

------------------------------------------------------------------------------

COMPASS FUNDS(R)



INVESTMENT ADVISER
Midlantic Bank, N.A.
499 Thornall Street
P.O. Box 600
Edison, New Jersey 08818

ADMINISTRATOR
SEI Financial Management Corporation
680 East Swedesford Road
Wayne, Pennsylvania 19087

DISTRIBUTOR
SEI Financial Services Company
680 East Swedesford Road
Wayne, Pennsylvania 19087

LEGAL COUNSEL
Morgan, Lewis & Bockius
2000 One Logan Square
Philadelphia, Pennsylvania 19103

AUDITORS
Coopers & Lybrand L.L.P.
2400 Eleven Pennsylvania Center
Philadelphia, Pennsylvania 19103




             THE COMPASS CAPITAL
              GROUP OF FUNDS(R)

        PERSON-TO-PERSON MUTUAL FUNDS



                   MONEY
                  MARKET
                   FUNDS


          - CASH RESERVE FUND
         - U.S. TREASURY FUND


         FOR CONSERVATIVE INVESTORS
        SEEKING CURRENT INCOME WITH
   LIQUIDITY AND STABILITY OF PRINCIPAL



             PROSPECTUS DATED
               JULY 1, 1995


                Managed by
             [MIDLANTIC LOGO]



Midlantic is a registered service mark of Midlantic Corporation

COM-F-003-08


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